Exhibit 10.28

Execution Copy

EMPLOYMENT AGREEMENT (the “Agreement”) dated

as of January 1, 2016 (the “Effective Date”), between Tribune

Media Company, a Delaware corporation (the “Company”), and

Chandler Bigelow (“Executive”).

WHEREAS, the Company and Executive desire to enter into a written employment agreement to reflect the terms upon which Executive shall provide services to the Company, which shall supersede and replace the Letter Agreement, dated as of November 20, 2013, as amended on April 2, 2015 (the “Original Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1. Term; Certain Definitions. (a) The term of Executive’s employment under this Agreement (the “Term”) shall be effective as of the Effective Date and shall continue until December 31, 2017 (the “Term Expiration Date”). Executive’s employment under this Agreement may be terminated earlier than the Term Expiration Date at any time pursuant to the provisions of Section 4 below.

(b) Capitalized terms not defined in this Agreement shall have the meanings given such terms on Annex A.

2. Title and Duties. During the Term, Executive’s title initially shall be, Interim Chief Financial Officer, Executive Vice President and Chief Business Strategies and Operations Officer and, as of February 24, 2016, Executive Vice President, Chief Financial Officer. Executive will have such duties and responsibilities customarily exercised by an individual serving in such a capacity, together with such other duties and responsibilities consistent with Executive’s position as reasonably assigned to Executive from time to time by the Company. Executive shall report directly to the Chief Executive Officer of the Company. During the Term, upon request, Executive shall serve as an officer and/or director of one or more subsidiaries of the Company.

3. Compensation and Related Matters. (a) Base Salary. During the Term, for all services rendered to the Company hereunder, Executive shall receive an annual base salary (“Base Salary”) at an initial rate of $700,000, payable in accordance with the Company’s applicable payroll practices. Base Salary may be increased (but not decreased) on an annual basis as determined by the Company in its sole discretion. References in this Letter Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b) Annual Bonus/Deferred MIP. (i) During the Term, Executive shall be eligible for an annual bonus award determined by the Company in respect of each fiscal year during Executive’s term of employment with the Company (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be $700,000 (the “Target Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of reasonably attainable annual Company and individual performance objectives for such fiscal year, as determined by the Company and communicated to Executive’s. Except as set forth otherwise herein, the Annual Bonus shall be paid at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment with the Company through the end of the year with respect to which such Annual Bonus relates, subject to Section 4 below.

(ii) Notwithstanding anything herein to the contrary, Executive shall remain entitled to receive any benefits that may be due Executive under the Second Amended and Restated Tribune Company Rabbi Trust Agreement for Chandler Bigelow III, and the Management Incentive Plan Rabbi Trust No. 1 (the “Deferred MIP Benefits”), as and when payable in accordance with the terms governing such benefits.

(c) Grant of Equity-Based Awards.

(i) Ongoing Grants. Beginning in 2016 and with respect to each subsequent year of the Term, Executive shall be granted a combination of restricted stock units in respect of the Company’s Class A common stock (“RSUs”), performance share units in respect of the Company’s Class A common stock (“PSUs”) and nonqualified stock options in respect of the Company’s Class A common stock (“Options”) (valued in accordance with Black-Scholes or similar binomial option-pricing model), such awards having an aggregate fair value, each year, equal to $1,000,000 (based on the fair market value of the Company’s Class A common stock on the date of grant). The equity award each year shall be divided among the three types of awards as follows: RSUs – 30%; PSUs – 40% and Options – 30%. The exercise price for each grant of Options shall be the fair market value of the Company’s common stock as of the date of their grant. Each grant of Options and RSUs shall vest in equal annual installments over four (4) years. The Compensation Committee of the Board of Directors of the Company shall establish the PSU performance criteria, including the performance period relating to the grant. The RSUs, PSUs and Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by the Company. Executive acknowledges that on February 8, 2016, the Company granted Executive the RSUs and Options required under this Agreement in respect of the 2016 calendar year, and the PSUs required in respect of the 2016 calendar year will be granted to Executive after the Stockholder Approval (as defined below) is obtained.

(ii) Supplemental Sign-on Grant. Promptly following the Company’s stockholders’ approval of a new equity plan in accordance with the requirements of the New York Stock Exchange (the “Stockholder Approval”), Executive shall be granted a supplemental award of PSUs (“Supplemental PSUs”), on the terms and conditions set forth on Exhibit C to this Agreement (the “Supplemental PSU Agreement”), unless Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason prior to such date. The Company shall use its commercially reasonable efforts to obtain the Stockholder Approval at its 2016 annual stockholder meeting. Notwithstanding anything herein to the contrary, the treatment of the Supplemental PSUs upon Executive’s termination of employment shall be the treatment provided in the Supplemental PSU Agreement. Unless otherwise expressly provided in this Agreement, references in this Agreement to “PSUs” shall not refer to the Supplemental

PSUs. For the avoidance of doubt, the Supplemental PSUs are in addition to, and not in lieu of any of, the equity awards to be granted under Section 3(c)(i) above, and the value of the Supplemental PSUs shall not be taken into account in determining any equity awards to be granted under Section 3(c)(i).

(d) Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs (including without limitation, vacation, health insurance, dental insurance, life insurance and 401(k) plan) and receive perquisites, commensurate with Executive’s position, that are provided by the Company from time to time for its senior executives, subject to the terms and conditions of such plans and programs, provided that nothing herein shall limit the Company’s ability to amend, modify or terminate any such plans or programs. Executive’s vacation entitlement will be four (4) weeks per calendar year of the Term (including 2016).

(e) Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for his reasonable and necessary business expenses in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

(f) Retention Bonus. Provided that Executive remains continuously employed with the Company through and including December 31, 2017, the Company shall pay Executive $1,400,000, in substantially equal installments consistent with the Company’s payroll practices during the twelve (12) month period immediately following the Term Expiration Date.

(g) Indemnification. Executive will be entitled to indemnification and prompt advancement of legal fees, costs, and expenses, on the same terms as indemnification and advancement are made available to other senior executives of the Company, whether through the Company’s bylaws or otherwise. During Executive’s employment with the Company and for six years thereafter, Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its directors and officers, as may be altered from time to time for such directors and officers.

4. Termination of Employment. (a) Executive’s employment with the Company may be terminated by the Company or Executive at any time for any reason, in connection with which Executive will, except as set forth expressly below, be entitled only to the Accrued Entitlements, and except as set forth below, all then-unvested equity awards held by Executive shall be forfeited for no consideration.

(b) In the event that during the Term Executive’s employment is (A) terminated by the Company without Cause (other than due to death or Disability) or (B) terminated by Executive with Good Reason, Executive will be entitled to the following benefits in addition to the Accrued Entitlements:

(i) A cash severance amount equal to the sum of two (2) times (x) Executive’s Base Salary plus (y) the amount of Executive’s Target Bonus, which amount shall be paid to Executive in substantially equal installments consistent with the Company’s payroll practices during the twenty-four (24) month period immediately following such termination (the “Severance Period”).

(ii) Continuation of any health and dental insurance benefits under the terms of the applicable Company benefit plans during the Severance Period, subject to the Company’s continuing to provide such insurance benefits for its employees and to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; provided, further, that to the extent that the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company under the recently enacted healthcare reform law (the Patient Protection and Affordable Care Act) or other applicable law, the Company may alternatively provide Executive with a cash payment in an amount equal to the applicable COBRA premium that Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time).

(iii) Accelerated vesting of Options and RSUs granted prior to the date of termination that would have vested over the two-year period following such termination. All vested Options shall remain exercisable for a twelve month period following the date of termination. With respect to each outstanding PSU grant that is unvested on the date of termination, a prorated number of PSUs (a “Prorated PSU Amount”) shall vest after the applicable performance period, determined by multiplying (A) the number of PSUs in such grant that would have vested based on actual performance of the applicable performance period had Executive then continued to be employed by the Company by (B) the ratio of the number of days in the applicable performance period during which Executive was employed by the Company compared to the total number of days in the applicable performance period.

(c) If Executive’s employment is terminated during the Term due to death or by the Company due to Disability, then, in addition to the Accrued Entitlements, Executive shall be entitled to receive an amount, payable within 90 days following termination, equal to Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days worked in such year and the denominator of which is 365.

(d) In addition to the payments and benefits otherwise provided under this Section 4, if (x) a Change in Control shall occur during the Term and (y) within the one year period immediately following the Change in Control, Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, all unvested Options, RSUs and PSUs then held by Executive shall automatically vest in full (which, for the avoidance of doubt, in the case of PSUs shall be the target amount) upon the effective date of Executive’s termination of employment. Notwithstanding anything herein to the contrary, the exclusive treatment of the Supplemental PSUs upon a Change in Control or Executive’s termination of employment shall be the treatment provided in the Supplemental PSU Agreement.

(e) In the event that Executive continues to be employed by the Company after the Term Expiration Date and his employment is terminated by the Company without Cause (other than due to death or Disability) following the Term Expiration Date or Executive terminates his employment for any reason within 60 days following the Term Expiration Date: (x) with respect to any then outstanding grants of RSUs and Options, Executive shall be credited with a full year of vesting service for any vesting periods that include the portion of the 2017 calendar year and (y) the Prorated PSU Amount of each outstanding PSU grant that is then unvested shall vest and become payable to Executive after the applicable performance period. In addition, in the event that Executive’s employment is terminated following the Term Expiration Date for any reason, other than by the Company for Cause, Executive shall be paid his Annual Bonus in respect of the 2017 fiscal year, based on actual performance, at the time the Annual Bonus otherwise would have been paid under Section 3(b)(i) above. For the avoidance of doubt, except for the benefits provided under this Section 4(e), in no event shall Executive be entitled to any severance payment or other benefits provided under Section 4(b), 4(c) or 4(d) in connection with a termination of Executive’s employment following the Term Expiration Date.

(f) Notwithstanding anything herein to the contrary, Executive’s entitlement to the payment and benefits set forth in Section 4(b), 4(c), 4(d) and 4(e) above, other than the Accrued Entitlements, shall be (A) conditioned upon Executive’s having provided an irrevocable waiver and release of claims in favor of the Company, its predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit B, that has become effective in accordance with its terms within 55 days following the termination of Executive’s employment (the “Release Condition”), (B) subject to Executive’s continued compliance in all material respects with the terms of this letter, including all exhibits hereto, and (C) subject to Section 22 below.

5. Noncompetition and Nonsolicitation.

(a) Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) while an employee of the Company and, if Executive is terminated during the Term, within the two-year period following the termination, engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business), in any geographic location in which the Company engages (or in which the Company has been actively planning to engage) as of the date of termination of Executive’s employment, that compete directly with the Company and its subsidiaries, and any other affiliates of the Company whose business is related to that of the Company in the business of television broadcasting, newspaper publishing, or other digital information or entertainment services, or any other business in which the Company or any of its affiliates is engaged (or in which the Company or any of its affiliates has been actively planning to engage) at the time of termination (in all cases other than businesses that are immaterial to the Company), including any activities or businesses of the Company, its subsidiaries or such affiliates that involve any person or entity with whom the Company has engaged in substantive dialogue at the time of termination of Executive’s employment regarding entry into a material business relationship (but only to the extent that a material business relationship is consummated with any such person or entity within twelve (12) months following the termination of Executive’s employment) (“Competitive Activities”), or assist any person or entity in any way to do, or attempt to do, anything prohibited by this Section 5(a)(i); provided, however, that the foregoing shall not prevent Executive from providing services as a consultant, employee, advisor, or otherwise with a person or entity that engages in Competitive Activities, if such service relationship is restricted solely to one or more portions of the operations and businesses of such person or entity, such portions do not engage in Competitive Activities, and Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such person or entity or any business segments thereof that engage in Competitive Activities; or

(ii) while an employee of the Company and, if Executive is terminated during the Term, within the two-year period following the termination, (A) solicit, recruit or hire, or attempt to solicit, recruit or hire, any employees of the Company or persons who have worked for the Company during the 12 month period immediately preceding such solicitation, recruitment or hiring or attempt thereof (other than Executive’s secretary/executive assistant); (B) intentionally interfere with the relationship of the Company with any person or entity who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, developer, subcontractor, licensee, licensor or other business relation of, the Company; or (C) assist any person or entity in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; provided that the preceding clause (A) shall not prohibit Executive from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other persons or entities described in clause (A) or (y) soliciting or hiring any employee or other person or entity described in clause (A) who is referred to Executive by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by Executive to solicit any such employee or person or entity or category thereof.

The periods during which the provisions of this Section 5(a) apply shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 5(a), to the extent permitted by law. The provisions of Section 5(a)(i) above shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of 2% of any class of securities of an entity engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such entity; provided, however, that such securities are listed on a national securities exchange; or (ii) less than an aggregate of 1% in value of any instrument of indebtedness of an entity engaged, directly or indirectly, in Competitive Activities.

(b) Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. Executive acknowledges that Executive is being provided with significant consideration (to which Executive is not otherwise entitled) to induce Executive to enter into this Agreement. In light of the foregoing, and the Company’s and Executive’s mutual understanding that in the course of Executive’s duties with the Company Executive will acquire Confidential Information that would be of significant benefit to a subsequent employer that competes with the Company, Executive expressly acknowledge and agree that each and every restraint imposed by this Section 5 is reasonable with respect to subject matter, time period and geographical area. For purposes of this Section 5, references to the Company shall include its subsidiaries and any affiliates of the Company that are controlled by the Company.

6. Nondisclosure of Confidential Information. (a) Executive acknowledges that Executive has and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets. Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company is the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Section 6; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, Executive may disclose only that portion of the Confidential Information which is legally required to be disclosed. Notwithstanding anything in this Agreement to the contrary, this Section 6 does not prohibit Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that Executive reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company. Executive’s obligations under this Section 6 shall continue beyond the termination of Executive’s employment with the Company and expiration of the Term.

(b) For purposes of this Section 6, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Section 6, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Section 6). Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of such dispute).

7. Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally; provided, that Executive shall be permitted to retain a copy of Executive’s contacts/rolodex and personal files.

8. Intellectual Property Rights. (a) Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assign and agree to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b) Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent that Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligations under this Section 8 shall continue beyond the termination of Executive’s employment with the Company and expiration of the Term.

(c) Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9. Nondisparagement. While employed by the Company and at all times thereafter, Executive shall not, whether in writing or orally, disparage the Company, or their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements) or from filing or presenting truthful statements in any legal or administrative proceeding in which Executive is named as a defendant.

10. Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Sections 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of Sections 5, 6, 7, 8 or 9 to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under Sections 5, 6, 7, 8 or 9 or otherwise, and all of the Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of Executive’s breach of such provision.

11. Representations of Executive; Advice of Counsel. (a) Executive represents, warrants and covenants that as of the Effective Date: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject and (iv) Executive possesses any licenses or certifications necessary for Executive to perform his duties hereunder and commencement of employment with the Company shall not be a breach of such representation).

(b) Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

12. Withholding. The Company may deduct and withhold from any amounts payable hereunder such federal, state, local, non-U.S., or other taxes as are required to be withheld pursuant to any applicable law or regulation.

13. Assignment. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. The Company may only assign this Agreement, and its rights and obligations hereunder, in accordance with the terms of Section 13(b) hereof, or to an Affiliate of the Company, provided that any such assignee expressly agrees to assume in writing and perform all obligations of the Company hereunder.

(b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder). Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

14. Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

15. Consent to Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal courts located within the Borough of Manhattan (or, if subject matter jurisdiction in such courts is not available, in any state court located within the Borough of Manhattan) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 15(a); provided, however, that nothing herein shall preclude the either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 15 or enforcing any judgment obtained by either party.

(b) The agreement of the parties to the forum described in Section 15(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 15(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 15(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 19.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 15(d).

(e) Except as determined in a final judgment by any arbiter of an action, suit or proceeding brought in connection with any dispute arising out of or relating to this Agreement, each party hereto shall be responsible for its own costs and expenses (including outside attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

16. Amendment; No Waiver; Severability. (a) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b) If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. Entire Agreement. This Agreement (including its exhibits) constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter, including, without limitation, the Original Agreement. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. Notwithstanding anything herein to the contrary, nothing in this Agreement (other than the termination provisions in Section 4) shall divest Executive from any benefits previously granted to or vested by Executive, including equity awards granted or vested prior to the Effective Date.

18. Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions. Without limiting the generality of the foregoing: Sections 5 through 22 of this Agreement shall survive the termination of this Agreement and continue to apply following the end of the Term, unless otherwise modified by a separate agreement between Executive and the Company.

19. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Tribune Media Company
685 Third Avenue
New York, NY 10017
Attn: Chairman of the Compensation Committee
and
Attn: General Counsel

With a copy to:	Lawrence K. Cagney, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
lkcagney@debevoise.com

If to Executive:	Mr. Chandler Bigelow
At the most recent address on file with the Company

With a copy to:	Steven C. Florsheim, Esq.
Sperling & Slater, P.C.
55 W. Monroe St., Suite 3200
Chicago, IL 60603
sflorsheim@sperling-law.com

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

20. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

21. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

22. Section 409A. (a) As used herein, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with payments and benefits provided in accordance with the terms hereof (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Notwithstanding anything herein to the contrary, the following special rule shall apply, if and to the extent required by Section 409A: in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits hereunder or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations § 1.409A-1(h), and (iii) Executive is employed by a public company or a controlled group affiliate thereof, no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum without interest on the earliest permissible payment date.

(c) Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive 61 days following a “separation from service” as defined in Treasury Regulations § 1.409A-1(h), provided that Executive satisfies the Release Condition, as required by Section 4(f) above. Each payment made hereunder (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. In addition, where a payment is to be made during a period of time (e.g., within 60 days following termination of employment) and such period of time falls in two calendar years, the payment shall be made in the second calendar year. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs, and provided that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent that any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

TRIBUNE MEDIA COMPANY

By:	/s/ Edward Lazarus
Name: Edward Lazarus
Title: Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

CHANDLER BIGELOW III

/s/ Chandler Bigelow III

Annex A

Certain Definitions

“Accrued Entitlements” means any accrued but unpaid Base Salary and any duly incurred, timely submitted, and unreimbursed expenses under the Company’s business expense reimbursement policies, in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within 30 days following termination of employment, (ii) amounts owing to Executive upon a termination of employment under the express terms of any other benefit plans, programs, or arrangements in which Executive participates, other than severance plans or policies, (iii) any earned but unpaid Annual Bonus for the year prior to the year of termination, and (iv) amounts otherwise expressly required by applicable law to be paid to Executive.

“Cause” means: (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; (c) commission of a material act of dishonesty or conduct in violation of Company’s written policies and codes of conduct; (d) willful unauthorized disclosure or use of Confidential Information or any other breach of the restrictive covenants set forth in Sections 5, 6, 7, 8 or 9; (e) material improper destruction of Company property; (f) willful misconduct in connection with the performance of Executive’s duties; or (g) any finding by the Securities and Exchange Commission pertaining to Executive’s willful conduct, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly traded company; provided, however, that Executive shall be provided a 10-day period to cure any such breach set forth in clause (c), (e), or (f), to the extent curable. For the avoidance of doubt, placing Executive on paid leave for up to 60 days during which the Company continues to provide Executive with all compensation and benefits provided for hereunder, pending the Company’s good faith determination of whether there is a basis to terminate Executive for Cause, will not by itself (x) constitute a termination of Executive’s employment hereunder or (y) provide Executive with Good Reason to resign.

“Change in Control” shall be deemed to occur upon:

(i) the acquisition, through a transaction or series of transactions (other than through a public offering of the Company’s common stock under the Securities Act of 1933, as amended (the “Securities Act”) or similar law or regulation governing the offering and sale of securities in a jurisdiction other than the United States), by any person or entity of beneficial ownership (as defined in Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Beneficial Ownership”) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of common stock of the Company taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(ii) the date upon which individuals who, during any consecutive 24-month period, constitute the board of directors of the Company (the “Board” and, such individuals, the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director; provided further, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall be deemed an Incumbent Director; or

(iii) the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer, or other disposition of all or substantially all of the business or assets of the Company to third party purchaser that is not an affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale, (A) 50% or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted or exchanged pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, and (B) no person or entity is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).

“Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a period of 120 days in any 365 day period as determined by the Company in its good faith judgment.

“Good Reason” means, without Executive’s prior written consent, one or more of the following events: (a) a reduction in the Base Salary or a reduction in the Target Bonus below the minimum amount set forth in Section 3(b)(i) above; (b) a material diminution or adverse change in Executive’s duties, authority, responsibilities, or positions (except for a change in Executive’s title and position to Chief Operations Officer); or (c) the requirement that Executive be based at a location in excess of 50 miles from Executive’s then-current principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with Executive’s position or (d) in the case of a Change in Control that is either a Business Combination in which the Company is not the Surviving Company or a Sale, the failure of the Surviving Company to assume this Agreement; provided, however, that prior to resigning for Good Reason, Executive shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following Executive’s knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then Executive shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include Executive’s date of termination of employment (which, except as set forth in the preceding sentence, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter). If a Change in Control shall occur and, within the one (1) year immediately following the Change in Control, Executive is not serving as the chief financial officer or chief operations officer of the Company, the Surviving Company or Parent Company, Executive’s good faith determination that any of the items described in clause (b) above has occurred shall be presumed to be correct, unless refuted by clear and convincing evidence to the contrary. For the avoidance of doubt, in no event shall the mere occurrence of a Change in Control, the disposition of one or more divisions or business units of the Company or the Company ceasing to be a public company, absent any further impact on Executive, be deemed to constitute Good Reason.

Exhibit A

GENERAL RELEASE AND

COVENANT NOT TO SUE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

1. Chandler Bigelow III (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (Executive’s “Related Parties”), in consideration for the amounts payable and benefits to be provided to him under that Employment Agreement relating to employment with the Company, dated as of January 1, 2016, between Tribune Media Company, a Delaware corporation (the “Company”), and Executive (the “Employment Agreement”), hereby covenants not to sue or pursue any litigation against, and waives, releases, and discharges the Company, its subsidiaries and affiliates, their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its subsidiaries or affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release the Company from (i) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits conditioned upon the effectiveness of this General Release and Covenant Not to Sue), the Supplemental PSU Agreement (as defined in the Employment Agreement) and any other award agreement relating to equity awards granted to Executive; (ii) any rights Executive may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries; (iii) any rights Executive may have to indemnification under the Employment Agreement, the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iv) any rights Executive and Executive’s Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Executive and the Company as a result of any act or failure to act for which Executive and the Company are held jointly liable; (v) any rights Executive may have under the Second Amended and Restated Tribune Company Rabbi Trust Agreement for Chandler Bigelow III and the Management Incentive Plan Rabbi Trust No. 1; (vi) all rights provided by COBRA; or (vii) Executive’s rights under the Company’s 401k Plan for monies placed in the plan prior to the date Executive’s employment with Company ends. If any Releasee pursues a claim against Executive, nothing in this Release shall be deemed to prevent Executive from asserting any defense, claims for setoff or counterclaims as against such suing party.

2. Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

3. In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Executive’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4. The Company’s offer to Executive of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Letter Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. Executive acknowledges that Executive has not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).

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5. Executive acknowledges that Executive has been offered a period of time of at least [21/45]1 days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive further acknowledges that Executive has read this General Release and Covenant not to sue carefully, has been advised by the Company to, and has in fact, consulted an attorney, and fully understands that by signing this General Release and Covenant Not to Sue Executive is giving up certain rights which Executive may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Board of Directors of the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to Executive or to provide Executive with the benefits identified in the Sections of the Employment Agreement referred to in Section 4(f) of the Employment Agreement, unless and until the requirements with respect thereto are met. Executive acknowledge that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by Executive, the provisions of the Employment Agreement that otherwise by their terms survive termination of Executive’s employment shall remain in full force and effect.

6. The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of New York without regard to its conflicts of law principles, and the provisions of Sections 14 and 15 of the Employment Agreement shall apply mutatis mutandis.

[1]	To be selected based on whether applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA).

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IN WITNESS WHEREOF, Executive and the Company have each caused this General Release and Covenant Not to Sue to be executed as of the dates shown below.

TRIBUNE MEDIA COMPANY

By:	/s/ Edward Lazarus
Name: Edward Lazarus
Title: Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary
Date: February 24, 2016

EXECUTIVE

/s/ Chandler Bigelow III
Chandler Bigelow III
Date: February 24, 2016

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Exhibit B

Award Agreement for Supplemental Sign-on Grant